Exhibit 99.1

Mega Matrix Announces Inspiring Operating Metrics for the First Two Months of 2024

PALO ALTO, CA, March 1, 2024 (GLOBE NEWSWIRE) – Mega Matrix Corp. (NYSE American: MPU) (the “Company” or “MPU”) today announced FlexTV’s operating metrics for the first two months of 2024. Following FlexTV’s rise to 8th position in the Apple App Store Entertainment Top Charts (Free Apps, U.S.) in January 2024, FlexTV has achieved impressive operational performance for the first two months of 2024, which marked the successful acquisition of FlexTV by MPU and the rapid growth of FlexTV’s short drama business.

Highlights

■	FlexTV’s unaudited top-up and subscription fee amount from the users in January and February 2024 reached a total of $6.5 million, marking a 360% increase compared to the total for November and December 2023. We anticipate that the rate of growth will persist.

■	The unaudited revenue generated from FlexTV, including top-up, subscription and advertising income, for January and February 2024 totaled approximately $6.0 million, representing a 356% increase over the total for November and December 2023.

■	In the first two months of 2024, several hit series were released, among which “Mr. Williams! Madame is Dying” generated unaudited total user top-up amount reaching $3.5 million.

Short dramas offer a distinctive storytelling format, encapsulating narrative essence within brief time frames, usually optimized for vertical viewing on mobile devices, spanning 1 to 3 minutes per episode. Integrated into series, each episode contributes to complete storylines unfolding across 40 to over 100 episodes. Short dramas usually offer viewers a virtual escape, presenting narratives that may resonate with emotions, and fostering a sense of connection.

FlexTV has already formed a mature business model that integrates content production, distribution, and operation. FlexTV is available in more than 100 countries. Our production team film in various locations including, but not limited to, United States, Mexico, Australia, Thailand, and Philippines. We will continue to expand our international markets and collaborate with local partners in each major market.

Yucheng Hu, CEO of Mega Matrix Corp, said, “I’m proud to highlight the incredible progress and achievements of FlexTV since its integration into MPU. The start of 2024 has been phenomenal and our optimism for MPU’s Q1 outlook in fiscal 2024 is high. The unique format and narrative efficiency of short dramas continue to engage global audiences, providing immersive experiences and emotional connections. The journey of FlexTV under MPU’s guidance has been extraordinary. With a dedicated team, innovative strategies, and the support of our viewers and partners, we’re not just reaching but setting new industry benchmarks. I am excited about our future and confident that the best for FlexTV and MPU is yet to come. Together, we’re not just part of the entertainment streaming industry’s evolution—we’re at the forefront, shaping its future.”

Preliminary Information

The unaudited financial and operational information presented in this press release is preliminary and may change. MPU’s financial closing procedures with respect to the estimated financial information provided in this press release are not yet complete, and as a result, the Company’s final results may vary materially from the preliminary results included in this press release. MPU undertakes no obligation to update or supplement the information provided in this press release until the Company releases its financial statements for the three months ended March 31, 2024. The preliminary financial information included in this press release reflects the Company’s current estimates based on information available as of the date of this press release and has been prepared by Company management. This preliminary financial and operational information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for the current and any future periods. This preliminary financial and operational information could be impacted by the effects of financial closing procedures, final adjustments, and other developments.

About Mega Matrix: Mega Matrix Corp. is a holding company located in Palo Alto, California with five subsidiaries: Saving Digital Pte. Ltd., a Singapore corporation (“Saving”), Mega Matrix, Inc., an exempted company incorporated under the laws of the Cayman Islands, Mega Metaverse Corp., a California corporation (“Mega”), Marsprotocol Technologies Pte. Ltd., a Singapore corporation (“MTP”) and FunVerse Holding Limited (“FunVerse”), a company incorporated under the laws of the British Virgin Islands. The Company focuses on short drama business. For more information, please contact info@megamatrix.io or visit: http://www.megamatrix.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements that are purely historical are forward looking statements. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees for future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, are: the ability to manage growth; ability to identify and integrate future acquisitions; ability to grow and expand our FlexTV business; ability to obtain additional financing in the future to fund capital expenditures; fluctuations in general economic and business conditions; costs or other factors adversely affecting the Company’s profitability; litigation involving patents, intellectual property, and other matters; potential changes in the legislative and regulatory environment; a pandemic or epidemic; the occurrence of any event, change or other circumstances that could affect the Company’s ability to continue successful development of its digital assets staking business model; the possibility that the Company may not succeed in developing its new lines of businesses due to, among other things, changes in the business environment, competition, changes in regulation, or other economic and policy factors; and the possibility that the Company’s new lines of business may be adversely affected by other economic, business, and/or competitive factors. The forward-looking statements in this press release and the Company’s future results of operations are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in documents filed by the Company with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K, and are based on information available to the Company on the date hereof. In addition, such risks and uncertainties include the Company’s inability to predict or control bankruptcy proceedings and the uncertainties surrounding the ability to generate cash proceeds through the sale or other monetization of the Company’s assets. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

Contact:

Info@megamatrix.io